UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–A /A

(Amendment No. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

GARDNER DENVER, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13215	76-0419383
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Liberty Ridge Drive, Suite 3000 Wayne, PA		19087
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (610) 249 - 2000

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box:  ☐

Securities Act registration statement file number to which this form relates: 001-13215

Securities to be registered pursuant to Section 12(g) of the Act: None

Gardner Denver, Inc. (the “Company”) hereby amends the following items, exhibits or other portions of its registration statements on Form 8-A filed with the Securities and Exchange Commission on July 25, 1997, as set forth below. The Company and Wells Fargo Bank, National Association, as rights agent (the “Rights Agent”), have entered into Amendment No. 2 dated as of March 7, 2013 to the Amended and Restated Rights Agreement between the Company and the Rights Agent, dated as of January 17, 2005, as amended on October 29, 2009 (the “Rights Agreement”).

ITEM 1. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Item 1 of the Form 8-A filed by the Company on July 25, 1997 is hereby amended and supplemented by adding the following:

On March 7, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Renaissance Parent Corp., a Delaware corporation (“Parent”) and Renaissance Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Acquisition Sub”) providing for the merger of Acquisition Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Acquisition Sub are beneficially owned by affiliates of Kohlberg Kravis Roberts & Co. L.P. At the effective time of the Merger, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the effective time (other than shares of Company Common Stock (i) owned by the Company as treasury stock, (ii) owned, directly or indirectly, by Parent or Acquisition Sub and (iii) as to which holders have properly perfected and not withdrawn a demand for appraisal pursuant to the Delaware General Corporate law) will be cancelled and converted automatically into the right to receive $76 in cash, without interest.

In connection with the Merger Agreement and the transactions contemplated thereby, the Company amended the Rights Agreement (the “Amendment”) to provide that (i) none of Parent, Acquisition Sub or their Subsidiaries, Affiliates or Associates (each as defined in the Rights Agreement) shall be an Acquiring Person (as defined in the Rights Agreement) under the Rights Agreement by reason of the adoption, approval, execution, delivery, announcement or consummation of the transactions contemplated by the Merger Agreement (an “Exempt Event”), (ii) neither a “Stock Acquisition Date” nor a “Distribution Date” (each as described in the Rights Agreement) shall occur by reason of an Exempt Event, (iii) neither a “Section 11(a)(ii) Event” nor a “Section 13 Event” (each as described in the Rights Agreement) shall occur by reason of an Exempt Event, and (iv) the definition of “Expiration Date” has been amended to mean the earliest of (a) the close of business on January 31, 2015, (b) the time at which the Rights are redeemed as provided in Section 24 of the Rights Agreement and (c) immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger (but only if the Effective Time shall occur).

The Amendment also provides that if for any reason the Merger Agreement is terminated in accordance with its terms, the Amendment will be of no further force and effect and the Rights Agreement shall remain exactly the same as it existed immediately prior to the execution of the Amendment.

The Amendment, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 8, 2013, is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibit.

ITEM 2. EXHIBITS

Exhibit No.	Description

1.	Amended and Restated Rights Agreement, dated as of January 17, 2005, between Gardner Denver, Inc. and the Rights Agent named therein (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on January 21, 2005).

2.	Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of October 29, 2009, between Gardner Denver, Inc. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on October 29, 2009).

3.	Amendment No. 2 to the Amended and Restated Rights Agreement, dated as of March 7, 2013, between Gardner Denver, Inc. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on March 8, 2013).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 12, 2013	GARDNER DENVER, INC.

	By:	/s/ Brent A. Walters
	Name:	Brent A. Walters
	Title:	Vice President, General Counsel, Chief Compliance Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

1.	Amended and Restated Rights Agreement, dated as of January 17, 2005, between Gardner Denver, Inc. and the Rights Agent named therein (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on January 21, 2005).

2.	Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of October 29, 2009, between Gardner Denver, Inc. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on October 29, 2009).

3.	Amendment No. 2 to the Amended and Restated Rights Agreement, dated as of March 7, 2013, between Gardner Denver, Inc. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on March 8, 2013).

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